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                                                                    EXHIBIT 12.1





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
                                                                            YEAR ENDED DECEMBER 31,
                                        NINE MONTHS ENDED   --------------------------------------------------------------
                                       SEPTEMBER 30, 2001   2000          1999          1998         1997           1996
                                       ------------------   ----          ----          ----         ----           ----
(Dollars in thousands)
Pre-tax income ..........................   $ 45,502      $ 62,895      $ 56,458      $ 49,439      $ 42,241      $ 34,534
Interest expense ........................     99,700       135,308       106,467       108,152        96,728        88,063
Earnings including fixed charges ........    145,202       198,203       162,925       157,951       138,969       122,597

Interest expense on deposits ............     84,534       110,325        90,326        96,657        86,466        79,541
Interest expense excluding interest on
     deposits ...........................     15,166        24,983        16,141        11,495        10,262         8,522
Earnings including fixed charges
     excluding deposit interest .........     60,668        87,878        72,599        60,934        52,503        43,056
Ratio (excluding interest on deposits)...       4.0x          3.5x          4.5x          5.3x          5.1x          5.1x
Ratio (including interest on deposits)...       1.5x          1.5x          1.5x          1.5x          1.4x          1.4x
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